08-17
For further information:
John F. Walsh, Vice President of Investor Relations
212-659-3208

John P. Barnett, Director of External Affairs
713-989-7556

SOUTHERN UNION COMPANY ANNOUNCES EFFECTS OF RECENT HURRICANES; REAFFIRMS GUIDANCE RANGE

HOUSTON, October 1, 2008 – Southern Union Company (NYSE: SUG) today announced that it has completed preliminary evaluations of damage caused by hurricanes Gustav and Ike.  Hurricane Ike, in particular, affected both the company’s transportation & storage and gathering & processing business segments.  Notwithstanding the hurricane impacts, the company announced that it is affirming its previous adjusted EPS guidance for 2008 of $1.80 to $1.90 per share but now expects to be at the lower end of the range.

Inspections have identified only limited and isolated damage at the company’s onshore Texas and Louisiana transportation & storage facilities, including Trunkline Gas Company (TGC), Trunkline LNG Company and Florida Gas Transmission.  All onshore facilities are fully operational.  Offshore facilities, including Sea Robin Pipeline and TGC’s Terrebonne system, have suffered damage to several platforms and are continuing to experience reduced volumes.  The company is completing its damage assessment and working with customers to develop an appropriate action plan.

While the facilities of Southern Union Gas Services (SUGS), the company’s gathering & processing business, were not affected by the hurricanes, SUGS’ third-party natural gas liquid (NGL) fractionator sustained significant damage to its Mont Belvieu, Texas, facility as a result of Hurricane Ike.  SUGS was forced to shut in its natural gas processing plants and attendant production for approximately a week but has gradually resumed operations and expects to be at or near full capacity by the end of the year.  A portion of NGL production is being fractionated with the remainder being delivered into Mont Belvieu storage pending completion of repairs and previously scheduled maintenance at the fractionation facility.  The stored NGLs will be fractionated and sold over the next few months.

The company has no hedging or other contractual counterparty exposure to Lehman Brothers Holding Company Inc. or its subsidiaries or affiliates.  The company added that it has no physical delivery requirements related to its current hedging portfolio and that existing hedges are cash settling in the normal course.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

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